Exhibit 4.3
COLLATERAL CERTIFICATE

No.   4

WORLD FINANCIAL NETWORK CREDIT CARD MASTER TRUST
COLLATERAL CERTIFICATE
Evidencing an undivided interest in the World Financial Network Credit Card Master Trust, the corpus of which consists of a portfolio of receivables created under credit card accounts originated by Comenity Bank and other assets and interests constituting the trust under the Pooling and Servicing Agreement described below.
(Not an interest in or obligation of Comenity Bank)
This certifies that U.S. Bank National Association, as Trustee (as defined below) (the “Certificateholder”), is the registered owner of an undivided interest in a trust (the “Trust”), the corpus of which consists of a portfolio of receivables (the “Receivables”) now existing or hereafter created under selected credit card accounts originated by Comenity Bank and transferred to the Trust, all monies due or to become due with respect thereto and the other assets and interests constituting the Trust pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001, as amended and supplemented, including by the Collateral Series Supplement, dated as of August 21, 2001, as amended (collectively, the “Pooling and Servicing Agreement”), among WFN Credit Company, LLC, as Transferor (the “Transferor”), Comenity Bank, as Servicer, and U.S. Bank National Association (successor to MUFG Union Bank, N.A.), as trustee (the “Trustee”).
THIS COLLATERAL CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF, OR AN INTEREST IN, COMENITY BANK, AND NONE OF THIS CERTIFICATE, THE RECEIVABLES AND THE ACCOUNTS IS INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.  THIS COLLATERAL CERTIFICATE IS LIMITED IN RIGHT OF PAYMENT TO CERTAIN COLLECTIONS RESPECTING THE RECEIVABLES, ALL AS MORE SPECIFICALLY SET FORTH IN THE POOLING AND SERVICING AGREEMENT.
To the extent not defined herein, capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.  This Collateral Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of its acceptance hereof assents and by which the Certificateholder is bound.

This Certificate represents series of Certificates titled “World Financial Network Credit Card Master Trust Collateral Certificates” (the “Collateral Certificates”), which represents an undivided interest in the Trust.
Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual or facsimile signature of a duly authorized signatory, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Transferor has caused this Collateral Certificate to be duly executed under its official seal.
WFN CREDIT COMPANY, LLC

By: /s/ Michael Blackham
Authorized Officer
Dated:  June 18, 2021

Trustee’s Certificate of Authentication
This is one of the Collateral Certificates referred to in the within-mentioned Pooling and Servicing Agreement.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Mirtza J. Escobar
Authorized Officer
Dated:   June 18, 2021